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                                                                      EXHIBIT 11

                      CLEAN HARBORS, INC. AND SUBSIDIARIES

            COMPUTATION OF NET INCOME (LOSS) PER SHARE For the Three
                          Years Ended December 31, 1996
                     (in thousands except per share amounts)

                                                                      Fully
                                  Type of Security          Primary  Diluted
                                  ----------------          -------  -------
      1994
      ----
      Weighted average common stock outstanding in 1994...   9,426    9,426
      Stock options exercised in 1994.....................       5        4
      Stock options and warrants outstanding during 1994..     107      205
                                                            ------   ------
      Weighted average shares of common stock outstanding.   9,538    9,635
                                                            ======   ======
      Net income..........................................  $  475   $  475
      Less preferred stock dividends accrued..............     441      441
                                                            ------   ------
      Adjusted net income.................................  $   34   $   34
                                                            ======   ======
      Earnings per share..................................  $  .00   $  .00
                                                            ======   ======

      1995
      ----
      Weighted average common stock outstanding in 1995...   9,457    9,457
      Stock options exercised in 1995.....................       3        3
      Stock options and warrants outstanding during 1995..      15       15
                                                            ------   ------
      Weighted average shares of common stock outstanding.   9,475    9,475
                                                            ======   ======
      Net loss............................................ $(6,893) $(6,893)
      Less preferred stock dividends accrued..............     447      447
                                                            ------   ------
      Adjusted net loss................................... $(7,340) $(7,340)
                                                            ======   ======
      Loss per share...................................... $  (.77) $  (.77)
                                                            ======   ======
      1996
      ----
      Weighted average common stock outstanding in 1996...   9,653    9,653
                                                            ------   ------
      Weighted average shares of common stock outstanding.   9,653    9,653
                                                            ======   ======
      Net loss............................................ $(6,943) $(6,943)
      Less preferred stock dividends accrued..............     447      447
                                                            ------   ------
      Adjusted net loss................................... $(7,390) $(7,390)
                                                            ======   ======
      Loss per share...................................... $  (.77) $  (.77)
                                                            ======   ======